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Consent of Independent Accountants



We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 24 to the registration statement on form N-1A (the "Registration Statement") of our report dated
October 16, 1996, relating to the financial statements and financial highlights of Alliance Short-Term U.S. Government Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the headings "Statements and Reports" and "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.


PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York  10036
October 31, 1996



00250184/AQ2